Exhibit 16.1



April 8, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      CirTran Corporation
         File No. 0-26059

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of CirTran Corporation dated March 14, 2002 and agree with the statements concerning our Firm contained therein, except we are not in a position to agree or disagree with the Company's statements that the change was recommended by management and approved by the board of directors or its statements regarding its past and current relationship with Hansen Barnett & Maxwell.

In accordance with Regulation S-B Item 304(a)(1)(iv)(B), Grant Thornton LLP issued a letter to the Company dated September 15, 2001, informing the Company that Grant Thornton LLP believed that material weaknesses existed with respect to the Company's segregation of duties, the pervasive use of "suspense" accounts, inventory pricing and obsolescence, failure to record interest and depreciation expense, and to accrue penalties on past due payroll tax liabilities. These weaknesses resulted in significant audit adjustments and delayed the timely preparation of financial statements. After discussion of the above items, management accepted our recommended adjustments.

Very truly yours,



/s/Grant Thornton LLP